SILTRIUM TECH CORPORATION

BYLAWS

ARTICLE I

SHAREHOLDERS

1. Annual Meeting

A yearly gathering of shareholders shall take place to elect directors and address other corporate matters. The specific date shall be determined by the Board of Directors, ensuring it falls within 100 days after the Corporation's anniversary of incorporation.

2. Special Meetings

Special shareholder meetings may be convened by the Board of Directors. Additionally, if written requests are submitted by holders of over half the outstanding voting shares, the Board must call a meeting. Such requests should clearly state the purpose of the meeting. Special meetings are limited to addressing matters as stated in the notice.

3. Meeting Locations

Shareholder meetings shall occur at a venue chosen by the Board of Directors, either within or outside the State of Wyoming. In the absence of a designated venue, meetings shall be held at the Corporation's principal office. Alternatively, meetings may be held remotely if deemed feasible and in accordance with applicable legal requirements.

4. Meeting Notifications

Written notices shall be issued for each shareholder meeting, including particulars such as the meeting's location, date, time, and purpose. In the case of a special meeting, the notice shall explicitly mention that it is called upon the directive of the responsible party. If an action proposed during a meeting may lead to compensation for shareholders' shares, the notice must expressly state this purpose. A duplicate of the meeting notice shall be delivered, either in person or through first-class mail, to each eligible voting shareholder. This shall be done no less than ten days and no more than sixty days before the meeting date. If sent by mail, it shall be considered delivered when posted with prepaid postage to the shareholder's address as recorded. If a shareholder has officially requested an alternative mailing address, the notice shall be directed accordingly. In cases where a meeting is adjourned to another time or place, it is unnecessary to issue a new notice for the adjourned meeting if the new details are announced during the initial meeting's adjournment. The adjourned meeting can address any business initially intended for the primary meeting date. Nevertheless, if the Board of Directors sets a new date for the adjourned meeting, shareholders recorded on that new date shall be notified.

5. Waiver of Notice

Shareholders who provide a signed waiver, either in person or through a proxy, are exempt from receiving meeting notifications, whether before or after the meeting. If a shareholder attends a meeting in person or by proxy and does not raise an objection about the absence of notice before the meeting concludes, their attendance serves as an acknowledgment and acceptance of the notice's absence. Such waiver shall be deemed to satisfy all requirements for notice under the Wyoming Business Corporation Act.

6. Shareholder List at Meetings

Upon request before or during a shareholders' meeting, a verified list of shareholders, established on the record date and attested by the Secretary, Assistant Secretary, or a transfer agent, must be made available. If the eligibility to vote at a meeting is disputed, the inspectors of election or the meeting's presiding authority must demand the presentation of this shareholder list as evidence of the challenged individuals' voting rights. Those listed as eligible shareholders on this list are authorized to cast their votes during the meeting.

7. Quorum of Shareholders

The presence of shareholders holding a majority of the Corporation's issued and outstanding shares, possessing voting rights, is necessary to establish a quorum for any business conducted during a shareholders' meeting. However, when a particular matter requires a vote from a specific class or series of shares acting collectively, a quorum is deemed achieved when shareholders holding a majority of that particular class or series are present. Once a quorum is established for the commencement of a meeting, it remains intact despite subsequent shareholders' withdrawal. Shareholders in attendance, whether in person or via proxy, possessing voting entitlement, have the authority, through a majority of cast votes, to adjourn the meeting even if a quorum is not met.

8. Proxies

Each shareholder with voting privileges at a shareholders' meeting, or the ability to express agreement or disagreement without convening a meeting, has the option to delegate someone else to act on their behalf using a proxy. Every proxy must bear the signature of the shareholder or their authorized representative. Unless specified otherwise in the proxy, its validity terminates after eleven months from its date. A proxy can be annulled at any time by the shareholder who issued it, except in situations mandated by legal provisions. The proxy holder's authorization to act remains unaffected by the incapacitation or death of the shareholder who granted the proxy. This authorization only becomes revocable if written notification of the shareholder's incompetency or demise is received by the Secretary or an Assistant Secretary before the proxy's execution.

9. Vote or Consent of Shareholders

Directors, unless legally stipulated otherwise, are chosen based on receiving more votes than any other candidate at a shareholders' meeting. These votes are cast by shareholders possessing voting rights in the election. For any corporate decision that requires a shareholder vote, excluding director elections and unless mandated by law, approval is granted through the affirmative votes of a majority of the ballots cast at a shareholders' meeting by those holding shares entitled to vote on the matter. In instances where shareholder action necessitates or allows a vote, such action can be executed without convening a meeting through written consent. This written consent, detailing the undertaken action, must bear the signatures of all holders of outstanding shares entitled to vote on the matter. Such written consent, when endorsed by all holders of outstanding voting shares, holds the equivalent weight of a unanimous.

10. Setting The Record Date

To determine shareholders eligible for notification or voting rights in a shareholders' meeting or any subsequent adjournment, the Board is authorized to predefine a record date. This record date cannot precede the date on which the Board's resolution to set the record date is adopted. It must also fall within a range of not more than 60 days and not fewer than 10 days before the meeting's date, in accordance with the Wyoming Business Corporation Act. Should the Board abstain from establishing a record date, the record date for determining shareholders eligible for notice or voting rights in a meeting is set at the close of business on the day immediately preceding the issuance of notice. If notice is waived, the record date is set at the close of business on the day immediately preceding the actual meeting date. A determination of shareholders of record eligible for notice or voting rights applies to any subsequent adjournment of the meeting. However, the Board holds the prerogative to designate a new record date for the adjourned meeting if necessary.

ARTICLE II

BOARD OF DIRECTORS

1. Powers

The Board of Directors is responsible for managing the Corporation's operations and affairs. They have the authority to exercise the Corporation's powers and perform lawful actions, subject to the limitations outlined in these Bylaws or the Corporation's Articles of Incorporation.

2. Term of Office

Directors are not required to be residents of the incorporation state. Shareholders elect directors at the annual shareholders' meeting, requiring a vote from shareholders possessing a plurality of the Corporation's stock, either in person or by proxy. Each director holds their position until a successor is elected, qualified, or until resignation or removal. Unless otherwise provided in these by-laws, a director shall continue to serve in their position on an annual basis without the need for reappointment or notification, provided that they have not reached the maximum term limit as specified in these by-laws.

3. Vacancies

Unless otherwise mandated by the law, any director vacancies arising due to an increase in director numbers or circumstances such as death, withdrawal, removal, disqualification, or resignation shall be filled by a majority of directors in office. Shareholders receive notice of a meeting to permanently fill the vacancy. Directors can resign at any time by notifying the Board or the Secretary in writing.

4. Resignation

Directors can resign by delivering written or electronically transmitted notice to the Secretary. The resignation specifies whether it's effective at a certain time, upon receipt by the Secretary, or at the Board's discretion. If not specified, it's considered effective at the Board's discretion.

5. Removal

Subject to the provisions of the Wyoming Business Corporation Act, directors can be removed at any time for cause with the affirmative vote of a majority of shares entitled to vote.

6. Meetings

Directors or the President can call meetings with five (5) days' notice via various means. Notice periods may extend to ten (10) days by mail, specifying the meeting's purpose.

7. Quorum and Voting

For specific decisions requiring the Board's vote, a quorum is established when a majority of authorized directors are present.

8. Action Without a Meeting

Decisions may be made without a meeting if a quorum of directors provides written consent, documented with the Board's proceedings.

9. Fees and Compensation

Directors can receive compensation approved by the Board, including set sums and attendance expenses for regular or special meetings and committee meetings. This doesn't preclude directors from other roles and compensation.

10. Conference Call

Directors can participate via communication methods, like videoconference, where all participants can hear each other.

11. Committees

The Board can create committees, following the same regulations as the Board regarding meetings, quorums, and more.

12. Organization

The Chairman or President (if a director) presides over Board meetings, with the Secretary acting as the meeting's secretary.

13. Number of Directors

The Corporation shall have not fewer than one (1) and not more than five (5) directors, with the exact number to be determined from time to time by resolution of the Board of Directors or by the shareholders. Directors need not be residents of the State of Wyoming or shareholders of the Corporation.

ARTICLE III

OFFICERS

1. Officers

The Corporation's officers include the Director, Chief Executive Officer, Principal Financial and Accounting Officer, President, Secretary, and Treasurer. The Board can allocate additional titles as deemed appropriate. A single person can hold multiple offices simultaneously, unless legally prohibited. The Board determines the salaries and compensation for officers.

2. Tenure and Duties of Officers

(a) Officers serve at the discretion of the Board, until successors are elected and qualified, or they are removed earlier, subject to any existing employment contracts.

(b) The Chief Executive Officer and/or President oversee Corporation management and operations, chair Board and shareholder meetings, and ensure the execution of Board and shareholder resolutions. The President may, with prior approval of the Board of Directors, establish legal entities or wholly-owned subsidiaries for lawful corporate purposes. Any involvement of additional equity holders shall be subject to Board approval. The President is an ex-officio committee member and exercises general management and supervisory responsibilities as expected of a corporate president.

(c) The Secretary attends Board and shareholder meetings, acts as the clerk, records votes and transactions, and maintains records. Committee support is also provided. The Secretary notifies shareholders and Board of Directors about meetings and performs duties directed by the Board or President. Records, minutes, and the corporate seal are maintained, and the Secretary may attest instruments signed by other officers.

(d) The Treasurer functions as the Corporation's chief financial officer. They manage corporate funds, maintain accurate financial records, and hold corporate monies in a designated account. The Treasurer provides financial reports to the President and directors regularly or upon request.

3. Execution of Instruments

Contracts, checks, drafts, notes, and other corporate instruments require the signature of the President and/or other officers as designated by the Board.

ARTICLE IV

SHARES OF STOCK

1. Stock Certificates

The Corporation's shares may, at the discretion of the Board of Directors, be represented by certificates but are not obligatory. If stock certificates are used, they are sequentially numbered and recorded in the Corporation's share ledger and transfer books upon issuance. In the absence of certificates, share ownership is documented in the share ledger and transfer books.

2. Lost Certificates

Replacement certificates may be issued for any lost, stolen, or destroyed certificates upon receipt of an affidavit from the claimant, attesting to the loss.

3. Transfer

Shares can be transferred in the Corporation's books by surrendering and canceling certificates (if applicable), endorsed by the named certificate holder or their legal representative. Transfers must align with legal provisions, the Corporation's Articles of Incorporation, these Bylaws, and any existing Shareholder Agreement or agreement that limits stock transfers.

4. Fixing Record Dates

The procedures for fixing record dates for shareholder meetings shall be as set forth in Article I, Section 10 of these Bylaws.

ARTICLE V

OTHER MATTERS

1. Corporate Seal

The Board of Directors may adopt a corporate seal, alter such seal at pleasure, and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

2. Fiscal Year

The fiscal year of the Corporation shall end on July 31st, unless otherwise determined by the Board of Directors.

3. Amendments

Bylaws of the Corporation may be adopted, amended, or repealed by vote of the holders of the shares at the time entitled to vote in the election of any directors. Bylaws may also be adopted, amended, or repealed by the Board of Directors, but any bylaws adopted by the Board may be amended or repealed by the shareholders entitled to vote thereon as herein above provided. If any bylaw regulating an impending election of directors is adopted, amended, or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of directors the bylaw so adopted, amended, or repealed, together with a concise statement of the changes made.

CERTIFIED TO BE THE BYLAWS OF:

Siltrium Tech Corporation,

a Wyoming corporation

Adopted by the Board of Directors on 27th day of May, 2025.

/s/ Pedro Henrique Marques Fribel

Marques Fribel Pedro Henrique,

Director, President, Secretary, Treasurer